LETTER AGREEMENT

Amended and Restated Expense Reimbursement Agreement

February 27, 2017

AMG Funds IV

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Attn: Compliance

Re:	Amended and Restated Expense Reimbursement Agreement between AMG Funds IV (the “Trust”) and AMG Funds LLC (the “Adviser”), dated as of October 1, 2016 (the “Expense Reimbursement Agreement”)

Ladies and Gentlemen:

Pursuant to Section 4.4 of the Expense Reimbursement Agreement, the Adviser is hereby requesting to amend and restate Schedule A to the Expense Reimbursement Agreement, effective as of the date hereof, to reflect a revised operating expense limit (the “New Operating Expense Limit”) for AMG GW&K U.S. Small Cap Growth Fund, a series of the Trust, that has been agreed to by the Adviser and the Trust. Attached as Appendix A is an amended and restated Schedule A to the Expense Reimbursement Agreement setting forth, among other things, the New Operating Expense Limit for AMG GW&K U.S. Small Cap Growth Fund.

Please acknowledge your agreement to the amended and restated Schedule A, including the New Operating Expense Limit, as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds IV

By:
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer and Principal Financial Officer
Date: February 27, 2017

Appendix A

AMENDED AND RESTATED

SCHEDULE A

Fund	Current Term	Operating Expense Limit
AMG GW&K U.S. Small Cap Growth Fund (formerly ASTON Small Cap Fund)	February 28, 2018	0.90%